As filed with the Securities and Exchange Commission on March 13, 2013

Registration No. 333-150173

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________

B COMMUNICATIONS LTD.
(Exact name of registrant as specified in its charter)

Israel	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Dov Friedman Street, Ramat Gan 52503, Israel
(Address of Principal Executive Offices) (Zip Code)

012 SMILE.COMMUNICATIONS LTD.
2007 EQUITY INCENTIVE PLAN
 (Full title of the plan)
_________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(Name and address of agent for service)

302-738-6680
(Telephone number, including area code, of agent for service)

Copies to:

Steven Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 (212) 238-8605	Ami Barlev B Communications Ltd. 2 Dov Friedman Street, Ramat Gan 52503, Israel +972-3-9240000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

B Communications Ltd. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission  on April 10, 2008, File No. 333-150173 (the “Registration Statement”), to deregister certain securities originally registered by the Registration Statement.  The Registration Statement covered (1) the registration of 2,250,000 ordinary shares of the Registrant, par value NIS 0.1 per share (“Ordinary Shares”) that could be offered under the Registrant’s 2007 Equity Incentive Plan (the “2007 Plan”); and (2) an indeterminate number of Ordinary Shares that could be offered or issued pursuant to the 2007 Plan by reason of stock splits, stock dividends or similar transactions.

During 2008, the Registrant issued 1,100,000 options to its employees under the 2007 Plan. All of such options were subsequently exercised.  The Registrant did not make any additional grants under the 2007 Plan.  On March 12, 2013, the Board of Directors of the Registrant determined to terminate the 2007 Plan. In accordance with the Registrant’s undertaking in the Registration Statement to deregister unsold securities at the termination of the offering, the Registrant is filing this Amendment in order to remove from registration 1,150,000 unused Ordinary Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-150173 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ramat-Gan, Israel on March 12, 2013.

B COMMUNICATIONS LTD.

By:	/s/ Doron Turgeman
Doron Turgeman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title
/s/ Doron Turgeman
Doron Turgeman	Chief Executive Officer
/s/ Ehud Yahalom
Ehud Yahalom	Chief Accounting and Financial Officer
/s/ Shaul Elovitch
Shaul Elovitch	Chairman of the Board of Directors
/s/ Or Elovitch
Or Elovitch	Director
/s/ Moshe Rosenthal
Moshe Rosenthal	Director
/s/ Debbie Saperia
Debbie Saperia /s/ Anat Winner	Director
Anat Winner	Director

B Communications Ltd. By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized Representative in the United States